SIXTH AMENDMENT
TO LEASE AGREEMENT

This Sixth Amendment to Lease Agreement is entered into as of the 11th day of January, 2021, by and between, FLT Acquiport-Campus, LLC, a Delaware limited liability company, successor in interest to MP Acquiport Industrial, LLC (hereinafter called the "Landlord"), and Optex Systems Inc, a Texas Corporation,

WITNESSETH:

WHEREAS, Landlord and Optex Systems, Inc., ("Tenant"),entered into that certain Lease bearing the Lease Reference Date of August 14, 2003 as amended by that certain First Amendment to Lease ("First Amendment") dated effective as of November 26, 2003, and as amended by that certain Second Amendment to Lease ("Second Amendment") dated effective January 7, 2005; as amended by that certain Third Amendment to Lease ("Third Amendment") dated January 4, 2010, and as amended by that certain Fourth Amendment to Lease ("Fourth Amendment") dated July 8, 2013 and as amended by that certain Fifth Amendment to Lease ("Fifth Amendment") dated December 10, 2013 pursuant to which Tenant leases from Landlord (a) approximately 48,838 square feet ("Original Premises") being comprised of (i) 34,076 square feet of industrial space known as 1420 Presidential, Richardson Texas 75081 and (ii) 14,762 square feet of industrial space know as Suite 120, 1400 Presidential, Richardson, Texas 75081; and

WHEREAS, the expiration date of the Lease Agreement is March 31, 2021, and Landlord and Tenant desire to amend the Lease as hereinafter set forth and extend the Lease by adding an additional period of Eighty-Six (86) months ("Extension Period") continuing through March 31, 2028;

WHEREAS, to Tenant's knowledge and belief as of the date hereof, no defaults exist under said Lease by either party, including all rentals having been paid through the end of January 31, 2021

WHEREAS, all parties hereto desire, through this instrument to permit a valid amendment of said Lease.

NOW THEREFORE, in consideration of the foregoing recitals and the other covenants and promises made herein, the sufficiency of which is hereby acknowledged the Lease is hereby amended, and is AGREED AS FOLLOWS:

Term. Landlord hereby agrees and consents to the extension and modification of said Lease to Tenant commencing on April 1, 2021 and ending on May 31, 2028, (hereinafter called "Extension Period"). Both parties acknowledge that this Sixth Amendment to Lease Agreement represents Tenant's final remaining Renewal Option and shall hereafter be deleted in its entirety and of no further force or effect.

Premises. 48,838 square feet known as 1420 Presidential and Suite 120, 1400 Presidential, Richardson, Texas 75081. Landlord and Tenant acknowledge that Tenant has been occupying the Premises pursuant to the Lease, and Tenant shall continue to accept the Premises in its presently existing, "AS-IS" condition, and

Base Rent

Months	Monthly Rent
4/1/2021 through 5/31/2021	$25,273.67 ($6.21/SF) Abated
6/1/2021 through 3/31/2022	$25,273.67 ($6.21/SF)
4/1/2022 through 3/31/2023	$26,031.87 ($6.40/SF)
4/1/2023 through 3/31/2024	$26,812.83 ($6.59/SF)
4/1/2024 through 3/31/2025	$27,617.22 ($6.79/SF)
4/1/2025 through 3/31/2026	$28,445.73 ($6.99/SF)
4/1/2026 through 3/31/2027	$29,299.10 ($7.20/SF)
4/1/2027 through 5/31/2028	$30,178.08 ($7.42/SF)

Landlord has agreed that Tenant's Base rent shall be abated for Month one, April 1, 2021 through April 31, 2021 totaling $25,273.67 and Month two, May 1, 2021 through May 31, 2021 totaling $25,273.67. Upon any event of monetary default under the terms of this lease (that remains uncured after any applicable grace or cure period), any abatement rent shall be immediately due and payable to Landlord. Tenant will continue to pay the Operating Expenses during any abated rent period.

Tenant Work: .Landlord shall not be obligated to construct or install any improvements or facilities of any kind in the Premises and Tenant shall accept the Premises in its currently-existing, "as-is" condition. Immediately following the full execution and delivery of this Lease by Landlord and Tenant, Tenant shall have the right to construct, at its sole cost and expense (but subject to the following terms of this Tenant Work Letter), alterations and improvements which are permanently affixed to the Premises (the "**Tenant Improvements**"). **Prior to commencing any Tenant Improvements, Tenant will provide Landlord with (i) proof of general liability insurance for each contractor and subcontractor in an amount not less than $1,000,000 per occurrence, (ii) detailed construction drawings for Landlord's approval, (iii) a construction permit issued by the City of Richardson and (iv) the name and qualifications of Tenant's chosen general contractor.** Notwithstanding the foregoing, effective as of the date of this Lease, Tenant shall be entitled to a one-time tenant improvement allowance (the "**Tenant Improvement Allowance**") equal to Three Hundred and Forty-One Thousand Eight Hundred Sixty-Six and 00/100 Dollars ($341,866.00) for costs relating to the design and construction of such Tenant Improvements. The Tenant Improvement Allowance will be disbursed by Landlord once the Tenant provides Landlord with a certificate of occupancy for the Premises and, without limitation, following Landlord's receipt of evidence (i.e., invoices or other documentation reasonably satisfactory to Landlord) of payment for the Tenant Improvements, and fully executed, unconditional lien releases from all contractors, subcontractors, laborers, materialmen, and suppliers used by Tenant in connection with the Tenant Improvements. In no event shall Landlord be obligated to disburse any portion of the Tenant Improvement Allowance after December 31, 2021, nor shall Landlord be obligated to disburse any amount in excess of the Tenant Improvement Allowance in connection with the construction of the Tenant Improvements. No portion of the Tenant Improvement Allowance, if any, remaining after the construction of the Tenant Improvements shall be available for use by Tenant.

Confidentiality. Tenant acknowledges and agrees that the terms of this Sixth Amendment to Lease Agreement are confidential and constitute proprietary information of Landlord. Disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate other leases with respect to the Project and may impair Landlord's relationship with other Tenants of the Project. Tenant agrees that it and its partners, officers, directors, employees, brokers, and attorneys, if any, shall not disclose the terms and conditions of this Lease to any other person or entity without the prior written consent of Landlord, which shall not be unreasonably withheld. It is understood and agreed that damages alone would be an inadequate remedy for the breach of this provision by Tenant, and Landlord shall also have the right to seek specific performance of this provision and to seek injunctive relief to prevent its breach or continued breach.

Broker's Fee. Tenant and Landlord each represent and warrant to the other that neither has had any dealings or entered into any agreements with any person, entity, broker or finder in connection with the negotiation of this Sixth Amendment other than Swearingen Realty and Tenant and Landlord each agree to indemnify, defend and hold the other harmless from and against any claims, damages, costs, expenses, attorneys' fees or liability for compensation or charges which may be claimed by any such broker, finder or other similar party by reason of any dealings, actions or agreements of the indemnifying party.

Except as modified herein, all of the terms, conditions and covenants of the existing Lease and any previous amendments thereto shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first hereinabove stated.

LANDLORD

FLT Acquiport-Campus, LLC
a Delaware limited liability company

By: ______________________
Michael B. Earl, Vice President

FLT Acquiport-College, LLC
a Delaware limited liability company

By: ______________________
Michael B. Earl, Vice President

FLT Acquiport-Palmilla, LLC
a Delaware limited liability company

By: ______________________
Michael B. Earl, Vice President

TENANT

Optex Systems, Inc, a Texas Corporation

By: [signature]

Printed Name: DANNY SCHOENING

Title: CEO